Exhibit 10.64

Annual Contract for Sales of Industrial and Mineral Products

Buyer: Rizhao Iron & Steel Co., Ltd.

Seller: Henan Shuncheng Group Coal Coke Co., Ltd.

Contract No.: RG10-YRL-JF-0114

Place where the contract is performed: Lanshan District, Rizhao City

Date: April 15th, 2010

Article 1 Name, Specification, Quantity, Price and Delivery date of the subject matter of the contract

	Price to factory (yuan/ton)	Delivery date and Quantity (ton)
coke powder	1060 yuan per ton in April	January	February	March	April	May	June	July	August	September	October	November	December
					3000	3000	3000	3000	3000	3000	3000	3000	3000
Remark: The price fluctuates in response to market conditions. Any changes occurred on the delivery price and quantity, both parties shall reaffirm that in written form.
Article 2 Quality specifications

Inherent Carbon%	Ash Content%	STD%	Mt%	particle size
≥83	≤14	≤0.8	≤15.0	≤10mm
Article 3 Weight calculation: calculated according to the weight note weighed by the Buyer’s Electronic Scales.

Article 4 Place and method of delivery: delivery in the designated storehouse of the Buyer’s factory.

Article 5 Means of transportation and expense burden: Truck transportation, transport and freight fees shall be undertaken by the Seller.

Article 6 Packaging standard, supply and recycle of packing materials: if there is an agreement, it shall prevail. If there is no agreement, the goods are contained or packaged in the manner usual for such goods or, where there is no such manner, in a manner adequate to preserve and protect the goods. All expenses involved shall be borne by the Seller.

Article 7 Standard, method for inspection and acceptance: inspection according to the agreed quality standard, the final quality to be determined by the Buyer’s inspection result. In case of any disagreement on the inspection result for the Seller, such disagreement shall be put forward within 3 days after the inspection result is issued. The goods shall be sampled by both parties and sent to the authoritative institution for inspection, the inspection result issued by such inspection institution shall be taken as the final basis for settlement. In case that the disagreement fails to be put forward within the agreed term, the Seller shall be considered to agree on the inspection result.

Article 8 Settlement method and time: To be settled by one invoice and the contract price is the price to factory with tax included (17% VAT). A settlement confirmation shall be issued if the inspection result is up to the standards. The payment shall be in one or more forms of draft (draft with no discount), promissory note, check, wire transfer and cash after the Buyer receives the equivalent notes according to the relevant financial rules and finishes the warehousing formalities.

Article 9 Responsibilities of breach of contract

   A. 1. In case that the quality is not up to the standards (weighted average is the indicator)

(1) If moisture retention is higher than 15.0%, the price will be deducted according to the actual exceeding part in settlement.

(2) If inherent carbon is lower than 83%, the unit price will be deducted 4 yuan per ton for each 1% lower, pro rate.

If inherent carbon is higher than 83%, the unit price will be increased 2 yuan per ton for each 1% higher, pro rate.

(3) If ash content is lower than 14%, the price will be increased 1 yuan per ton for each 0.1% lower, pro rate.

If ash content is higher than 14%, the price will be deducted 2 yuan per ton for each 0.1% higher, pro rate.

(4) If sulfur is higher than 0.8%, the unit price will be deducted 1 yuan per ton for each 0.01% higher, pro rate.

(5) If particle size is higher than 10mm, the price will be deducted 100 yuan per ton for the higher part.

(6) If inherent carbon is lower than 75% or sulfur is higher than 0.8%, the Buyer has right to refuse the goods or accept the goods at a lower price after consultation.

2. In case that the laboratory value of inherent carbon in a truck or one batch is lower than 60%, the element laboratory values of such truck or batch will not make a weighted average in settlement, it shall be settled separately and the unit price shall be deducted 500 yuan per ton.

3. If the quantity is accumulated to be equal or higher than 5000 tons, the unit price shall be increased 10 yuan per ton. If that is equal or higher than 10000 tons, the unit price shall be increased 15 yuan per ton. If that is equal or higher than 15000 tons, the unit price shall be increased 20 yuan per ton.

B.	1.
If the quality is not up to the standards, it shall be determined by the Buyer to terminate the contract or deal with according to the above agreements, and all the expenses arising from such situations shall be borne by the Seller.

2.
In case the goods fails to be delivered on schedule, the Buyer has the right to determine whether to continually perform the contract by the Seller or to terminate the contract in accordance with the influence degree, and take actions against the Seller's breach.

3.
The importance of the purchased goods has been told expressly to the Seller by the Buyer, the Seller shall foresee the loss ranges caused by his delayed delivery or providing the disqualified products to the Buyer, such ranges shall include the losses of prospect interest.

Article 10 Dispute resolution: Any disputes arising from or related with this contract shall be submitted to Rizhao Arbitration Commission for arbitration. The arbitration award shall be final and binding on both parties.

Article 11 Other matters:

1.	Any annex is the integral part of this Contract. The annex and this Contract are equally valid, which includes without limitation:

(1)	purchase orders

(2)	acceptance report or acceptance certificate

(3)	supplementary agreement

(4)	others

2.	The original Letter of Quality Guarantee, goods list and other related certificates shall be issued with the goods.

3.
Unless otherwise agreed by both parties, any fund paid to the Seller by the Buyer is independent in accordance with the contract, the Seller shall not claim to be set against or offset by the credit and debt arising from the other contract relations between both parties.

4.	The default clause of this contract is independent, and shall not become invalid because of the rescission or termination of a contract.

5.	The accidental destruction or loss occurred whilst in transit until the arrival at the place of delivery shall be borne by the Seller.

6.
This contract has two copies, each of the party hold one. This contract comes into effect after the signature and seal of both parties. The expiry date of this contract is December 31st, 2010. Facsimile is acceptable.

Buyer		Seller
Company name	Rizhao Iron & Steel Co., Ltd.	Company name	Henan Shuncheng Group Coal Coke Co., Ltd.

Address	No.600, Yanhai Rd., Rizhao City, Shandong	Address	South Industrial Road, Tongye Town, Anyang County, Henan

Legal representative	/s/ Xue Jian	Legal representative	/s/ Wang Xinshun

Authorized proxy		Authorized proxy	/s/ Zhang Ning

Contact person	Hou Dianyin	Contact person	Zhang Ning

Mobile phone	13562368895	Mobile phone	13937270536

Tel	0633-8180000	Tel	0372-3237868

Fax	0683-6188639	Fax	0372-3237868

Bank of deposit	Rizhao Sub-branch of China Construction Bank	Bank of deposit	Zhongzhou Sub-branch of CBC

Account number		Account number

Tax ID number	371102747809801	Tax ID number

Post code	276806	Post code	455141